Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

The accompanying unaudited pro forma condensed combined statement of operations and explanatory notes presented below for the twelve month period ended December 31, 2017 have been prepared by Cowen Inc. (the “Company”) to update the previously filed pro forma condensed combined statement of operations and related explanatory notes for the nine month period ended September 30, 2017 as filed on November 30, 2017 in Item 9.01 of the Current Report on Form 8-K/A which reflected its completed acquisition of Convergex Group, Inc (“Convergex Group”), as described in Item 2.01 of the Current Report on Form 8-K filed on June 5, 2017. The unaudited pro forma condensed combined statement of operations for the twelve month period ended December 31, 2017 is presented as if the acquisition of Convergex had occurred on January 1, 2017, the first day of the period presented.

The unaudited pro forma condensed combined statement of operations has been prepared based on available information, using assumptions that the Company’s management believes are reasonable. The unaudited pro forma condensed combined statement of operations is provided for illustrative purposes only and is not necessarily indicative of the results of operations that would have been achieved had the transaction been consummated as of January 1, 2017, nor are they necessarily indicative of future results.  The unaudited pro forma condensed combined statement of operations has been adjusted to reflect factually supportable items that are directly attributable to the acquisition and expected to have a continuing impact on combined results of operations. The unaudited pro forma condensed combined statement of operations do not reflect any operating efficiencies and associated cost savings that the Company may achieve with respect to the consolidated companies. The adjustments included in these unaudited pro forma condensed combined statement of operations are preliminary and may be revised.

The assumptions used and adjustments made in preparing the unaudited pro forma condensed combined statement of of operations are described in the notes herein, and should be read in conjunction with the Company's historical consolidated financial statements and accompanying notes in the Company's annual report on Form 10-K for the twelve month period ended December 31, 2017.

Cowen Inc. Unaudited Pro Forma Condensed Combined Statement of Operations (dollars in thousands, except per share data) For the twelve month period ended December 31, 2017
	Cowen Inc.	Convergex Group, LLC (h)	Pro Forma Adjustments		Pro Forma Total
Revenues
Investment banking	$223,614	$—	$—		$223,614
Brokerage	293,610	65,727	—		359,337
Management fees	33,245	—	—		33,245
Incentive income	5,383	—	—		5,383
Interest and dividends	49,440	7,086	—		56,526
Reimbursement from affiliates	2,860	—	—		2,860
Aircraft lease revenue	3,751	—	—		3,751
Reinsurance premiums	30,996	—	—		30,996
Other revenues	8,561	2,150	—		10,711
Consolidated Funds
Interest and dividends	5,870	—	—		5,870
Other revenues	1,451	—	—		1,451
Total revenues	658,781	74,963	—		733,744
Expenses
Employee compensation and benefits	404,087	45,830	(93)	(a)	449,824
Floor brokerage and trade execution	75,601	20,818	—		96,419
Interest and dividends	60,949	3,281	—		64,230
Professional, advisory and other fees	31,942	1,487	(4,782)	(b)	28,647
Service fees	14,999	—	—		14,999
Communications	23,460	17,317	—		40,777
Occupancy and equipment	35,184	3,565	(722)	(c)	38,027
Depreciation and amortization	13,078	4,621	(3,959)	(d)	13,740
Client services and business development	28,327	1,356	—		29,683
Reinsurance claims, commissions and amortization of deferred acquisition costs	30,486	—	—		30,486
Restructuring costs	8,763	182	(8,763)	(e)	182
Other expenses	18,196	1,726	(58)	(b)	19,864
Consolidated Funds
Interest and dividends	9,836	—	—		9,836
Professional, advisory and other fees	1,145	—	—		1,145
Floor brokerage and trade execution	318	—	—		318
Other expenses	1,227	—	—		1,227
Total expenses	757,598	100,183	(18,377)		839,404
Other income (loss)
Net gains (losses) on securities, derivatives and other investments	76,179	—	—		76,179
Bargain purchase gain	6,914	—	(6,914)	(e)	—
Gain/(loss) on debt extinguishment	(16,039)	—	—		(16,039)
Consolidated Funds
Net realized and unrealized gains (losses) on investments and other transactions	19,660	—	—		19,660
Net realized and unrealized gains (losses) on derivatives	19,476	—	—		19,476
Net gains (losses) on foreign currency transactions	(411)	—	—		(411)
Total other income (loss)	105,779	—	(6,914)		98,865

Cowen Inc. Unaudited Pro Forma Condensed Combined Statement of Operations (dollars in thousands, except per share data) For the twelve month period ended December 31, 2017
(Continued)
	Cowen Inc.	Convergex Group, LLC	Pro Forma Adjustments		Pro Forma Total
Income (loss) before income taxes	6,962	(25,220)	11,463		(6,795)
Income tax expense (benefit)	44,053	46	3,417	(f)	47,516
Net income (loss)	(37,091)	(25,266)	8,046		(54,311)
Net income (loss) attributable to redeemable non-controlling interests in consolidated subsidiaries and funds	23,791	—	—		23,791
Net income (loss) attributable to Cowen Inc.	(60,882)	(25,266)	8,046		(78,102)
Preferred stock dividends	6,792	—	—		6,792
Net income (loss) attributable to Cowen Inc. common stockholders	$(67,674)	$(25,266)	$8,046		$(84,894)
Weighted average common shares outstanding:
Basic	29,492		185		29,677	(g)
Diluted	29,492		185		29,677	(g)
Earnings (loss) per share:
Basic	$(2.29)				$(2.86)
Diluted	$(2.29)				$(2.86)

The accompanying notes are an integral part of these unaudited pro forma condensed combined statement of operations.

Cowen Inc.
Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

1. Description of the acquisition
On April 2, 2017, the Company, through its wholly owned subsidiary Cowen CV Acquisition LLC, entered into a securities purchase agreement with, among others, Convergex Holdings LLC to acquire all the outstanding interests in Convergex Group, LLC ("Convergex Group") (subsequently renamed to Cowen Execution Holdco LLC), a provider of agency based execution services and trading technology to middle market institutional investors and broker-dealers (the "Acquisition"). Convergex Group's operations were primarily conducted through two U.S. Securities Exchange Commission ("SEC") registered broker-dealers, Convergex Execution Services LLC (subsequently renamed to Cowen Execution Services LLC) ("Cowen Execution") and Westminster Research Associates LLC ("Westminster Research") and also Convergex Limited (subsequently renamed to Cowen Execution Services Limited) ("Cowen Execution Ltd"), which is based in the United Kingdom and regulated by the Financial Conduct Authority ("FCA"). The purchase price was paid approximately 50% in cash and 50% in Cowen Inc. Class A common stock.
The acquisition was consummated effective as of June 1, 2017. The adjusted aggregate estimated purchase price was $98.0 million, which was determined based on closing date tangible book value of Convergex Group, less certain closing adjustments. On closing, the Company paid cash of $48.6 million and issued 3,162,278 of the Company’s Class A common stock determined based on the 30-day volume-weighted average price per share of $15.05 as of May 30, 2017. A portion of the preliminary purchase price was deposited into escrow as a reserve for any future claims against the sellers of Convergex Group. Subsequent to the closing date, adjustments were identified and the sellers and the Company agreed to settle all of the outstanding closing date adjustments.

2. Basis of Presentation
The unaudited pro forma condensed combined statement of operations was prepared using the acquisition method of accounting in accordance with generally accepted accounting principles in the United States ("GAAP") and was derived based on the historical financial statements of the Company and the financial statements of Convergex Group after giving effect to the Acquisition and after applying the reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined statement of operations. The unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2017 is presented as if the acquisition of Convergex had occurred on January 1, 2017, the first day of the period presented.
The unaudited pro forma condensed combined statement of operations is presented for information purposes only and is not intended to reflect the results of operations of the combined company that would have resulted had the Acquisition been effective during the period presented or the results that may be obtained by the combined company in the future.
Additionally, the unaudited pro forma condensed combined statement of operations should be read in conjunction with the Company’s historical consolidated financial statements and accompanying notes in the Company’s annual report on Form 10-K for the twelve month period ended December 31, 2017.

3. Net Assets Acquired
The adjusted aggregate estimated purchase price was $98.0 million, which was determined based on closing date tangible book value of Convergex Group, less certain closing adjustments. A portion of the preliminary purchase price was deposited into escrow as a reserve for any future claims against the sellers of Convergex Group. On closing, the Company paid cash of $48.6 million and issued 3,162,278 of the Company’s Class A common stock determined based on the 30-day volume-weighted average price per share of $15.05 as of May 30, 2017.
4. Pro Forma Adjustments and Assumptions

The following is a summary of pro forma adjustments reflected in the Unaudited Pro Forma Condensed Combined Statement of Operations for the twelve month period ended December 31, 2017.

(a) Reflects an acceleration of vested deferred compensation expense, pre-acquisition severance, and other compensation issued to certain Convergex Group employees.

(b) Represents the elimination of nonrecurring charges included in the Company's historical results of operations which resulted directly from the acquisition. These amounts primarily related to legal, professional and other fees.

(c) Reflects the adjustment to amortization, over the remaining lease term of 25 months using the straight line method, of the fair value of lease obligation related to Convergex Group's real estate leases that were at higher than market rates at the closing date.

(d) Reflects the reduction in depreciation and amortization expense, using the straight line method, related to the fair value of fixed and intangible assets recognized in connection with the acquisition. The estimated useful lives of the fixed assets range from 2 to 5 years. The estimated useful lives of the intangible assets range from 6 months to 9 years.

(e) Reflects the exclusion of the bargain purchase gain and restructuring costs which are non recurring charges or credits.

(f) Represents the tax impact of the Pro Forma Adjustments which was primarily offset by a valuation allowance adjustment that was determined based on the Company's and Convergex Group's historical valuation allowance positions.

(g) As the unaudited pro forma condensed combined statement of operations assume that the acquisition occurred as of the beginning of the period presented, all 3,162,278 shares of Cowen Class A common stock that were issued to the sellers of Convergex Group are assumed to be outstanding for the entire period for the unaudited pro forma net loss per share calculation of the combined company. An adjustment has been made to the weighted average shares outstanding since, due to the pro forma combined losses, the outstanding restricted stock and stock options would be anti-dilutive.

(h) Convergex Group's statement of operations is shown for the five month period between January 1, 2017 (the first day of the period presented) through June 1, 2017 (the date the acquisition was consummated). Subsequent to the acquisition, certain of Convergex Group's businesses were integrated within the broker-dealer businesses of the Company and therefore are reflected in the Cowen Inc. column for the twelve month period ended December 31, 2017.

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